Exhibit 99-1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Tom Corbett
Financial Relations Board
312-640-6757
tcorbett@frbir.com

COBRA ELECTRONICS REPORTS IMPROVED SECOND QUARTER RESULTS

Operating and Net Losses Narrowed; Performance Products Profitable

CHICAGO, IL – JULY 27, 2007 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported improved results for its second quarter ended June 30, 2007, narrowing its operating loss to $1.3 million from an operating loss of $3.9 million the prior year. Sales for the quarter were $39.2 million, essentially flat with last year’s sales of $39.6 million, as sales at Performance Products Limited offset a decline in sales at Cobra. The company’s net loss, which includes interest on the debt incurred for the acquisition of PPL, declined by 84 percent, to $434,000, or $0.07 per share, from $2.7 million, or $0.41 per share, in the prior year. The company also reported that the Performance Products segment was profitable, absent acquisition debt interest, which is included in the Cobra reporting segment.

“We are pleased to report to our shareholders a reduced loss in the second quarter as compared to last year. However, we acknowledge that this was a challenging quarter for Cobra and we did not meet our own expectations for both sales and earnings,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “Sales for the Cobra segment declined by 10.5 percent, as the two-way radio, Citizens Band radio and mobile navigation lines each experienced shortfalls relative to last year. Conversely, we were pleased with the sales performance of our radar detection line, as well as the sales of Cobra Electronics Europe Limited, which sells two-way radios, marine chartplotters and VHF radios, radar detectors and Citizens Band radios throughout Europe. Additionally, Performance Products Limited, acquired in the fourth quarter of last year, had a positive impact on sales and operating profitability, although it was not yet accretive to results after consideration of the interest expense on acquisition debt.”

A closer examination of Cobra’s key product lines provides insights into the results for the quarter:

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Cobra remains the leader in worldwide two-way radio sales, despite the decline in U.S. sales this past quarter. Sales of two-way radios in Europe increased by more than 60 percent over the prior year and sales to Canada and other international customers increased by nearly 36 percent. The decline in two-way radio sales in the U.S., as compared to the second quarter of last year, reflects, in part, timing since sales of two-way radios were 56 percent higher in the first quarter of 2007 as compared to the prior year. However, the decline also represents a lesser emphasis on this category from retailers as year-to-date sales are down 11.1 percent.

Cobra Second Quarter Results – 2

•

Radar detection sales for Cobra remain strong – both in the U.S. and in Europe. Sales in the U.S. increased by 3.2 percent over sales in the prior year’s second quarter and sales to international customers increased nearly sevenfold over the prior year. Cobra is particularly encouraged by the response to its newest product entries in this line, the R7G and R9G. These innovative remote radar detectors, with the higher-end units featuring GPS-based speed camera location capabilities, have only begun shipping recently and broad acceptance is expected to be seen in the company’s results for the balance of this year.

•

The decline in Citizens Band radio sales for the quarter also reflects timing, as sales for the first half of the year are approximately the same as last year. Looking ahead, Cobra anticipates that sales of this product line for the year will exceed those of last year.

Although Cobra experienced a significant decline in mobile navigation sales, the company’s results reflect national retail placement at Best Buy and other retailers. The decline in sales was, in part, due to a competitor securing a promotional opportunity at QVC that Cobra had received in the prior year. “We are pleased with the sell-through of our NAV ONETM 2100 at Best Buy and look forward to expanding national distribution of our mobile navigation products with the launch of the NAV ONE 5000 in the third quarter,” said Mr. Bazet. “Of course, we were disappointed not to receive a promotional opportunity with QVC in the second quarter but will continue to work with this valued customer to secure opportunities in the future, both for mobile navigation and other Cobra products.”

Cobra also reported improved gross margins in the second quarter of 2007 as compared to the prior year. On a consolidated basis, Cobra’s gross margin increased to 21.4 percent from 10.5 percent in the prior year. This reflected an improvement in gross margins in the Cobra reporting segment to 19.5 percent from 10.5 percent, as well as a 39.0 percent gross margin for the Performance Products reporting segment. In commenting on the increase in gross margins, Mr. Bazet said “Cobra’s gross margin, while improved over last year, remains unsatisfactory. The gross margin reflects, in part, continued high return rates on mobile navigation products amid continued declining prices. In response, Cobra had to write-down the value of certain older inventory of mobile navigation products to market prices. This write-down caused the gross margin of the Cobra segment to decline by nearly two points in the most recent quarter. Additionally, as anticipated in our earnings release for the first quarter, the margins on the initial shipments of the NAV ONE 2100 were depressed as we incurred expenses to accelerate production of this product and ensure timely arrival at our retailers; these margins are anticipated to recover in the third quarter.”

Cobra Second Quarter Results – 3

Selling, general and administrative expenses increased to $9.6 million in the second quarter from $8.1 million in the prior year. This increase in expenses is attributable, for the most part, to the expenses of the Performance Products reporting segment, with $1.4 million of operating expenses. Absent these expenses, operating expenses were approximately the same as last year, reflecting lower variable expenses on a decline in sales and management’s focus on managing these items.

Cobra maintained its strong balance sheet position during the second quarter. The company had interest-bearing debt of $17.1 million and cash of $3.1 million as of June 30, 2007. Inventory at the end of the second quarter increased to $29.8 million, including $4.1 million of inventory at Performance Products, from $25.4 million the prior year. Accounts receivable at the end of the quarter decreased slightly to $20.6 million, including $1.1 million at Performance Products, from $21.7 million one year earlier. Net book value per share as of June 30, 2007 increased to $10.52 from $10.41 one year ago. Cobra has executed an amendment to its loan agreement that amends certain covenants which were not met by Cobra as of June 30, 2007 and waives any violations of the loan agreement relating to these covenants. The amendment also eliminated the delayed draw term loan facility that was in place to pay the first earn-out payment to the former shareholders of Performance Products since the required performance for this payment was not achieved.

Mr. Bazet also provided the company’s outlook for the third quarter of 2007, and reaffirmed earlier guidance. “Cobra is forecasting that both revenue and net income in 2007 will exceed those of 2006. We are also forecasting year-over-year increases in both revenue and net income for the third quarter of 2007. Performance Products Limited will remain profitable, absent acquisition debt interest, but will not be accretive to results this year due to the higher than anticipated non-cash charges resulting from purchase price allocation decisions.”

Cobra will be conducting a conference call on July 27, 2007 at 11:00 a.m. EDT to discuss second quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the mobile navigation and marine markets. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by

Cobra Second Quarter Results – 4

customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Second Quarter Results – 5

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Net sales	$39,215	$39,586	$71,251	$64,893
Cost of sales	30,835	35,413	54,783	55,698

Gross profit	8,380	4,173	16,468	9,195
Selling, general and administrative expense	9,632	8,117	18,668	14,705

Operating loss	(1,252)	(3,944)	(2,200)	(5,510)
Other income (expense):
Interest expense	(411)	(25)	(730)	(59)
Other, net	358	(75)	615	(137)

Loss before taxes	(1,305)	(4,044)	(2,315)	(5,706)
Tax benefit	(874)	(1,358)	(1,172)	(1,892)
Minority interest	3	0	11	0

Net loss	$(434)	$(2,686)	$(1,154)	$(3,814)

Net loss per common share:
Basic	$(0.07)	$(0.41)	$(0.18)	$(0.59)
Diluted	$(0.07)	$(0.41)	$(0.18)	$(0.59)

Weighted average shares outstanding:
Basic	6,454	6,489	6,446	6,489
Diluted	6,454	6,489	6,446	6,489

Cobra Second Quarter Results – 6

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30, 2007	December 31, 2006	June 30, 2006

ASSETS:
Current assets:
Cash	$3,061	$1,878	$9,013
Accounts receivable, net	20,594	28,320	21,698
Inventories, net	29,792	29,039	25,420
Other current assets	15,180	14,006	11,766

Total current assets	68,627	73,243	67,897

Net property, plant and equipment	7,267	7,625	6,616

Total other assets	35,845	35,890	12,095

Total assets	$111,739	$116,758	$86,608

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$5,983	$6,097	$7,096
Accrued liabilities	8,194	11,944	5,432
Short-term debt	1,430	1,060	0

Total current liabilities	15,607	19,101	12,528

Non-current liabilities:
Long-term debt	15,702	15,614	0
Deferred taxes	5,276	5,337	699
Deferred compensation	6,257	5,858	5,469
Other long-term liabilities	904	1,075	378

Total non-current liabilities	28,139	27,884	6,546

Minority interest	8	4	0

Total shareholders’ equity	67,985	69,769	67,534

Total liabilities and shareholders’ equity	$111,739	$116,758	$86,608